Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2013

Dear Shareholders, Customers, and Employees,

We are pleased to inform you that your Company reported approximately $1.1 million, or $0.32 basic earnings per share, for the first quarter of 2013. This 9.5% increase from the first quarter of 2012 was achieved by reducing non-interest expenses and realizing increased gains on investment sales.  The improvement was obtained despite market conditions that included continued slow economic growth and low interest rates.  I am also pleased to report that the board declared another dividend that was payable to shareholders in March 2013.

Thanks to the many efforts of our dedicated staff members, your Company’s book values have also continued to increase over the past several years.  This improvement is primarily the result of continued profitability and the increased market value of your Company’s investment portfolio.

As we look forward, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for our shareholders, customers, colleagues, and communities.  As always, your support and the trust you have placed in us is greatly appreciated.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2013	Three months ended March 31, 2012
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 4,834	$ 5,877
Interest expense	816	1,460
Net interest income	4,018	4,417
Provision for loan losses	-	-
Net interest income after provision for loan losses	4,018	4,417
Non-interest income	1,125	1,054
Non-interest expenses	3,766	4,235
Income before income taxes	1,377	1,236
Provision for income taxes	279	233
Net income	$ 1,098	$ 1,003

Average common shares outstanding	3,446,717	3,445,962

PER COMMON SHARE
Net income	$ 0.32	$ 0.29
Book value	$18.66	$17.63
Closing price	$12.24	$ 6.78

FINANCIAL RATIOS
Return on average assets	0.78%	0.69%
Return on average equity	6.83%	6.66%
Net interest margin	3.24%	3.43%
Efficiency ratio	70.05%	74.22%
Loans to deposits	64.09%	70.06%
Allowance for loan losses to loans	1.97%	2.23%

PERIOD END BALANCES
	As of March 31, 2013	As of December 31, 2012
Assets	$569,155	$572,448
Loans	$299,921	$304,445
Deposits	$469,777	$471,199
Shareholders' equity	$ 64,322	$ 64,170

Common shares outstanding	3,446,746	3,446,305

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211